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                                                                     EXHIBIT 3.1

                    CERTIFICATE OF DESIGNATIONS, PREFERENCES
                           AND RIGHTS OF A SERIES OF
                                PREFERRED STOCK
                                       OF
                                FAIRMARKET, INC.

                                ----------------



         FAIRMARKET, INC., a corporation organized and existing under the General Corporation Law of the State of Delaware (the "Corporation"), does hereby certify that, pursuant to authority conferred upon the Board of Directors of the Corporation by the Amended and Restated Certificate of Incorporation of the Corporation (the "Certificate of Incorporation"), and pursuant to the provisions of Section 151 of the Delaware General Corporation Law, as amended from time to time, said Board of Directors duly adopted a resolution providing for the designations, preferences and relative, participating, optional or other rights, and the qualifications, limitations or restrictions thereof, of a series of preferred stock, which resolution is as follows:

                           See EXHIBIT A attached hereto.
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                                                                       EXHIBIT A
                                                                       ---------

                         VOTE OF DIRECTORS ESTABLISHING

                            SERIES B PREFERRED STOCK

                                       OF

                                FAIRMARKET, INC.



         Pursuant to Section 151 of the General Corporation Law of the State of Delaware (the "DGCL"):

         RESOLVED, that pursuant to the authority conferred upon and vested in the Board of Directors of FAIRMARKET, INC., a corporation organized and existing under the DGCL (the "Corporation"), by the Amended and Restated Certificate of Incorporation, as amended (the "Certificate of Incorporation"), of the Corporation and pursuant to the provisions of Section 151 of the DGCL, the Board of Directors hereby establishes and designates a series of Preferred Stock of the Corporation known as the Series B Preferred Stock, and such series hereby is, created, classified, and authorized, and the issuance thereof is provided for, and that the designation and number of shares, and relative rights, preferences and limitations thereof, shall be, in addition to those set forth in the Certificate of Incorporation, as follows:

         1. DESIGNATION. A total of Nine Hundred Fifty Two Thousand Three Hundred and Eighty (952,380) shares of the Corporation's Preferred Stock shall be designated as a series known as Series B Preferred Stock, par value $.001 per share (the "Series B Preferred Stock").

         2. VOTING. Each outstanding share of Series B Preferred Stock shall be entitled to a number of votes equal to the number of shares of common stock, $.001 par value per share (the "Common Stock"), of the Corporation into which such share of Series B Preferred Stock is then convertible pursuant to Section 6 hereof as of the record date for the vote or written consent of stockholders, if applicable. Each holder of outstanding shares of Series B Preferred Stock shall be entitled to notice of any stockholders' meeting in accordance with the by-laws of the Corporation and shall vote with holders of the Common Stock, voting together as single class, upon all matters submitted to a vote of stockholders, excluding those matters required to be submitted to a class or series vote pursuant to the terms hereof (including, without limitation, Section
8), the Certificate of Incorporation or by law. Each outstanding share of Series B Preferred Stock shall not be entitled to vote as a separate class or series except with respect to matters required to be submitted to the holders of the Series B Preferred Stock pursuant to the terms hereof (including, without limitation, Section 8) or by law.

         3. DIVIDENDS. In preference to any dividend on any other series of preferred stock of the Corporation and the Common Stock, each share of Series B Preferred Stock shall be entitled to receive, when, as and if declared by the Board of Directors out of funds legally available therefor, cumulative dividends at the rate of six and one-half percent (6.5%) of the Original Issue
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Price (as defined in Section 4(a)(i) below) per annum (as adjusted for subsequent stock dividends, stock splits, combinations, recapitalizations or the like with respect to such share) from the date of original issuance of such share (the "Closing Date"), which dividends shall accrue daily in arrears and shall be declared and paid in cash on a quarterly basis beginning July 1, 2002 (for the purposes of this Section, the "Cash Dividends"). In the event that any quarterly dividend payment with respect to the Cash Dividends is not made by the Corporation on the Series B Preferred Stock (with the consent of a majority in interest of the outstanding shares of Series B Preferred Stock (a "Majority Interest")), then such dividend shall accrue and be payable upon a liquidation or redemption as set forth below in Section 4 or Section 5, as applicable. The Corporation, from and after the date hereof, shall take no action to increase its "capital" (as defined in Section 154 of the DGCL) or revalue its "surplus" (as defined in Section 154 of the DGCL) pursuant to the provisions of the DGCL, or applicable case law thereunder, in a manner that would prevent the Corporation from paying, in compliance with applicable law, the Cash Dividends as they become due under this Section 3. The Corporation, from and after the date hereof, shall reduce its "capital" (as defined in Section 154 of the DGCL) to the extent permitted under applicable law (whether under Section 244 of the DGCL or otherwise) and/or revalue its "surplus" (as defined in Section 154 of the DGCL) to the extent permitted under applicable law (whether under the DGCL, applicable case law or otherwise) at such times, and from time to time, as, and to the extent, necessary in order for the Corporation to pay the Cash Dividends as they become due under this Section 3 in compliance with applicable law. Additionally, the holders of the Series B Preferred Stock shall be entitled to receive any dividends declared or paid on the Common Stock together with the holders of the Common Stock pro rata on an as-if-converted to Common Stock basis (assuming for this purpose full conversion (as of the record date with respect to the declaration of any such dividends) of all such Series B Preferred Stock pursuant to Section 6 below).

         4. LIQUIDATION; MERGER, ETC.

                  (a) SERIES B LIQUIDATION PREFERENCE. Upon any liquidation, dissolution or winding up of the Corporation and its subsidiaries, whether voluntary or involuntary (a "Liquidation Event"):

                           (i) each holder of outstanding shares of Series B Preferred Stock shall be entitled to receive, before any amount shall be paid or distributed to the holders of the Common Stock or any other capital stock ranking on liquidation junior to the Series B Preferred Stock (the Common Stock and such other capital stock being referred to collectively as, "Junior Stock"), an amount per share of Series B Preferred Stock equal to (A) $2.10 (the "Original Issue Price") PLUS
         (B) an amount equal to all accrued but unpaid dividends on such share of Series B Preferred Stock (such amount to be adjusted appropriately for stock splits, stock dividends, combinations, recapitalizations and the like) (the "Series B Preference Amount"). If the amounts available for distribution by the Corporation to holders of Series B Preferred Stock upon a Liquidation Event are not sufficient to pay the aggregate Series B Preference Amount due to such holders, such holders of Series B Preferred Stock shall share ratably in any distribution in connection with such Liquidation Event in proportion to the full respective preferential amounts to which they are entitled.


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                           (ii) REMAINING ASSETS. After the prior payment in
         full of the Series B Preference Amount in connection with a Liquidation Event and the prior payment in full of any liquidation preference due on any Junior Stock which ranks on liquidation prior and in preference to the Common Stock, the remaining assets and funds of the Corporation available for distribution to its stockholders, if any, shall be distributed among the holders of shares of the Series B Preferred Stock and the Common Stock then outstanding, pro rata based on the number of shares of Common Stock held by each such holder, determined on an as-if-converted basis (assuming full conversion of all such Series B Preferred Stock pursuant to Section 6 below) as of the date of the Liquidation Event.

                  (b) AMOUNT PAYABLE IN MERGERS, ETC. The holders of not less than a Majority Interest may elect to have treated as a Liquidation Event: (i) any merger or consolidation of the Corporation into or with another corporation (except one in which the holders of capital stock of the Corporation immediately prior to such merger or consolidation continue to hold at least a majority of the voting power of the capital stock of the surviving corporation); (ii) any sale of all or substantially all of the assets of the Corporation; or (iii) any other transaction pursuant to or as a result of which a single person (or group of persons within the meaning of Rule 13(d)(3) under the Securities Exchange Act of 1934, as amended (the "Exchange Act")) acquires or holds capital stock of the Corporation representing a majority of the Corporation's outstanding voting power (a "Change of Control Transaction"). If such election is made, all consideration payable to the stockholders of the Corporation in connection with any such merger, consolidation, or Change of Control Transaction, or all consideration payable to the Corporation and distributable to its stockholders, together with all other available assets of the Corporation (net of obligations owed by the Corporation that are senior to the Series B Preferred Stock), in connection with any such asset sale, shall be, as applicable, paid by the purchaser to the holders of, or distributed by the Corporation in redemption (out of funds legally available therefor) of, the Series B Preferred Stock and any Junior Stock in accordance with the preferences and priorities set forth in
Section 4(a) above, with such preferences and priorities specifically intended to be applicable in any such merger, consolidation, asset sale, or Change of Control Transaction as if such transaction were a Liquidation Event. The amount deemed distributed to the holders of Series B Preferred Stock upon any such transaction shall be the cash or the value of the property, rights or securities distributed to such holders by the Corporation or the acquiring person, firm or other entity, as applicable. Any election by a Majority Interest pursuant to this Section 4(b) shall be made by written notice to the Corporation and the other holders of Series B Preferred Stock at least five (5) days prior to the closing of the relevant transaction. Upon the election of such Majority Interest hereunder, all holders of Series B Preferred Stock shall be deemed to have made such election and such election shall bind all holders of the Series B Preferred Stock.

                  (c) VALUATION OF SECURITIES OR OTHER NON-CASH CONSIDERATION. For purposes of valuing any securities or other noncash consideration to be delivered to the holders of the Series B Preferred Stock in connection with any transaction to which Section 4(b) is applicable, the following shall apply:

                           (i) If any such securities are traded on a nationally recognized securities exchange or inter-dealer quotation system, the value shall be deemed to be the


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         average of the closing prices of such securities on such exchange or system over the 30-day period ending three (3) business days prior to the closing;

                           (ii) If any such securities are traded over-the counter, the value shall be deemed to be the average of the closing bid prices of such securities over the 30-day period ending three (3) business days prior to the closing; and

                           (iii) If there is no active public market for such securities or other noncash consideration, the value shall be the fair market value thereof as determined in good faith by the Board of Directors of the Corporation; provided, however, that if the Majority Interest disputes in good faith and in writing the determination so made by the Board of Directors, then the fair market value shall be the value thereof determined by a mutually-selected nationally recognized independent investment banking or accounting firm.

         5. REDEMPTION.

                  (a) REDEMPTION; REDEMPTION DATE.

                           (i) At any time on or after (1) the first anniversary of the Closing Date or (2) the happening of any event which has a material adverse effect on the business, condition (financial or otherwise) or assets of the Corporation and its subsidiaries together as a whole (a "Material Adverse Effect"), the holder(s) of a Majority Interest may elect to have all (but not less than all) of the outstanding shares of Series B Preferred Stock redeemed. For the purposes of the preceding sentence, an event which has a Material Adverse Effect includes, but is not limited to, (1) the Corporation's failure to have any shares of its Common Stock listed for trading on the Nasdaq National Market, (2) the Company's net liquid assets (defined for these purposes as the consolidated current assets of the Company plus the consolidated long-term marketable securities of the Company minus the consolidated total liabilities of the Company (excluding any liabilities associated with outstanding shares of Series B Preferred Stock) as of any date after the Closing Date) are less than twenty million dollars ($20,000,000), or (3) the Corporation closes a "going private" transaction pursuant to Rule 13e-3 under the Exchange Act which does not constitute a Liquidation Event or a Change of Control Transaction as defined in Section 4(b) above. In such event, the Corporation shall redeem all (but not less than all) of the outstanding shares of Series B Preferred Stock, out of funds legally available therefor, for an amount equal to the aggregate Series B Redemption Price specified in Section 5(b). Any election by a Majority Interest pursuant to this Section 5(a)(i) shall be made by written notice to the Corporation and the other holders of Series B Preferred Stock at least thirty (30) days, but no more than sixty (60) days, prior to the elected redemption date (the "Series B Redemption Date"). Upon such election, all holders of Series B Preferred Stock shall be deemed to have elected to have their shares of Series B Preferred Stock redeemed pursuant to this Section 5(a)(i) and such election shall bind all holders of Series B Preferred Stock.

                           (ii) At any time on or after the second anniversary of the Closing Date, the Corporation may elect to redeem all (but not less than all) of the outstanding shares of


                                       4
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         Series B Preferred Stock. In such event, the Corporation shall redeem all (but not less than all) of the outstanding shares of Series B Preferred Stock, out of funds legally available therefor, for an amount equal to the aggregate Series B Redemption Price specified in Section 5(b). Any election by the Corporation pursuant to this Section 5(a)(ii) shall be made by written notice to the holders of the outstanding shares of Series B Preferred Stock at least thirty (30) days, but no more than sixty (60) days, prior to the elected redemption date (the "Series B Redemption Date"). Upon such election, all holders of Series B Preferred Stock shall be required to have their shares of Series B Preferred Stock redeemed pursuant to this Section 5(a)(ii).

                  (b) REDEMPTION PRICE. The price for each share of Series B Preferred Stock redeemed pursuant to this Section 5 shall be an amount equal to the Series B Preference Amount (such amount to be adjusted appropriately for stock splits, stock dividends, combinations, recapitalizations and the like) (the "Series B Redemption Price"). The aggregate Series B Redemption Price shall be payable in cash in immediately available funds to the respective holders of the Series B Preferred Stock on the Series B Redemption Date.

                  (c) INSUFFICIENT FUNDS. If the funds of the Corporation legally available to redeem shares of Series B Preferred Stock on the Series B Redemption Date are insufficient to redeem the total number of such shares required to be redeemed on such date, the Corporation shall use any funds that are legally available to redeem the maximum possible number of such shares from the holders of such shares to be redeemed in proportion to the respective number of such shares that otherwise would have been redeemed if all such shares had been redeemed in full. At any time thereafter when additional funds of the Corporation are legally available to redeem such shares of Series B Preferred Stock, the Corporation shall immediately use such funds to redeem the balance of the shares that the Corporation became obligated to redeem on the Series B Redemption Date (but which it has not yet redeemed) at such Series B Redemption Price.

                  (d) DIVIDEND AFTER REDEMPTION DATE. In the event that shares of Series B Preferred Stock required to be redeemed are not redeemed and continue to be outstanding, such shares shall continue to be entitled to (i) dividends thereon as provided in Section 3 until the date on which the Corporation actually redeems such shares and (ii) all other rights and preferences provided herein until the date on which the Corporation actually redeems such shares.

                  (e) SURRENDER OF CERTIFICATES. Each holder of shares of Series B Preferred Stock to be redeemed shall surrender the certificate or certificates representing such shares to the Corporation, duly assigned or endorsed for transfer to the Corporation (or accompanied by duly executed stock powers relating thereto), at the principal executive office of the Corporation or such other place as the Corporation may from time to time designate by notice to the holders of Series B Preferred Stock, and each surrendered certificate shall be canceled and retired and the Corporation shall thereafter make payment of the applicable Series B Redemption Price by certified check or wire transfer; PROVIDED, HOWEVER, that if the Corporation has insufficient funds legally available to redeem all shares of Series B Preferred Stock required to be redeemed, each such holder shall, in addition to receiving the payment of the portion of the aggregate Series B Redemption Price that the Corporation is not legally prohibited from paying to such holder by


                                       5
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certified check or wire transfer, receive a new stock certificate for those shares of Series B Preferred Stock not so redeemed.

         6. CONVERSION. Shares of Series B Preferred Stock shall be converted into Common Stock in accordance with the following:

                  (a) VOLUNTARY CONVERSION. The holders of shares of Series B Preferred Stock may convert such shares into Common Stock at any time after the Closing Date as follows:

                           (i) Upon the written election of the holder thereof and without payment of any additional consideration, each outstanding share of Series B Preferred Stock held by such holder shall be converted into such number of fully paid and nonassessable shares of Common Stock as is determined by dividing (A) the Original Issue Price, by (B) the Conversion Price at the time in effect for such Series B Preferred Stock (such quotient, the "Conversion Rate"). The initial "Conversion Price" per share for shares of Series B Preferred Stock shall be the Original Issue Price. The Conversion Price shall be subject to adjustment as set forth in Section 7. Any election by a holder of Series B Preferred Stock pursuant to this Section 6(a)(i) shall be made by written notice to the Corporation, and such notice may be given at any time and from time to time after the Closing Date and through and including the day which is five (5) days prior to the Series B Redemption Date or the closing of any transaction contemplated by Section 4(b).

                           (ii) Upon the written election of a Majority Interest and without the payment of any additional consideration, all (but not less than all) of the outstanding shares of Series B Preferred Stock shall be converted into fully paid and nonassessable shares of Common Stock at the Conversion Rate. Any election by a Majority Interest pursuant to this Section 6(a)(ii) shall be made by written notice to the Corporation and the other holders of Series B Preferred Stock, and such notice may be given at any time after the Closing Date through and including the date which is five (5) days prior to the Series B Redemption Date or the closing of any transaction contemplated by
         Section 4(b). Upon such election, all holders of the Series B Preferred Stock shall be deemed to have elected to voluntarily convert all outstanding shares of Series B Preferred Stock into shares of Common Stock pursuant to this Section 6(a)(ii) and such election shall bind all holders of Series B Preferred Stock.

                  (b) PROCEDURE FOR CONVERSION. Upon election to convert pursuant to Section 6(a)(i) or (ii), the relevant holder or holders of Series B Preferred Stock shall surrender the certificate or certificates representing the Series B Preferred Stock being converted to the Corporation, duly assigned or endorsed for transfer to the Corporation (or accompanied by duly executed stock powers relating thereto), at its principal executive office or such other place as the Corporation may from time to time designate by notice to the holders of the Series B Preferred Stock. Upon surrender of such certificate(s), the Corporation shall issue and send by hand delivery, by courier or by first class mail (postage prepaid) to the holder thereof or to such holder's designee, at the address designated by such holder, certificates for the number of shares of Common Stock to which such holder shall be entitled upon conversion and shall promptly pay in cash or, to the extent sufficient funds are not legally available therefore, in Common Stock (at


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the Common Stock's fair market value based upon the most recent closing price of the Common Stock on the Nasdaq National Market on the date of such conversion), any declared and unpaid dividends due on the shares of Series B Preferred Stock being converted. The issuance of certificates for Common Stock upon conversion of Series B Preferred Stock shall be deemed effective as of the close of business on the date of surrender of such Series B Preferred Stock certificates, will be made without charge to the holders of such shares for any issuance tax in respect thereof or other costs incurred by the Corporation in connection with such conversion and the related issuance of such Common Stock, and the person entitled to receive the shares of Common Stock issuable upon such conversion shall be treated for all purposes as the record holder of such shares of Common Stock as of the close of business on such date.

                  (c) RESERVATION OF COMMON STOCK ISSUABLE UPON CONVERSION. The Corporation shall at all times reserve and keep available out of its authorized but unissued shares of Common Stock, solely for the purpose of effecting the conversion of the shares of Series B Preferred Stock, such number of its shares of Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding shares of Series B Preferred Stock.

         7. ADJUSTMENTS.

                  (a) ADJUSTMENTS TO THE CONVERSION PRICE. Except as provided in
Section 7(b) and except in the case of an event described in Section 7(c), if and whenever after the Closing Date the Corporation shall issue or sell, or is, in accordance with this Section 7(a), deemed to have issued or sold, any shares of Common Stock for a consideration per share less than the Conversion Price in effect immediately prior to such issuance or sale, then, upon such issuance or sale (or deemed issuance or sale), the Conversion Price shall be reduced to the price determined by dividing (i) the sum of (A) the Common Stock Deemed Outstanding (as defined below) immediately prior to such issuance or sale (or deemed issuance or sale) multiplied by the Conversion Price then in effect and
(B) the consideration, if any, received by the Corporation upon such issuance or sale (or deemed issuance or sale) by (ii) the Common Stock Deemed Outstanding immediately after such issuance or sale (or deemed issuance or sale).

                  For purposes of this Section 7(a), the following shall also be applicable:

                           (i) ISSUANCE OF RIGHTS OR OPTIONS. If the Corporation shall, at any time after the Closing Date, grant any warrants or other rights to subscribe for or to purchase, or any options for the purchase of, Common Stock or any stock or security convertible into or exchangeable for Common Stock (such warrants, rights or options being called "Options" and such convertible or exchangeable stock or securities being called "Convertible Securities"), whether or not such Options or the right to convert or exchange any such Convertible Securities are immediately exercisable, then the total maximum number of shares of Common Stock issuable upon the exercise of such Options, or upon conversion or exchange of the total maximum amount of such Convertible Securities issuable upon exercise of such Options, shall be deemed to have been issued as of the date of granting of such Options, at a price per share equal to the amount determined by dividing (A) the total amount, if any, received or receivable by the Corporation as consideration for the granting of such Options, plus the minimum aggregate amount of additional consideration payable to the Corporation upon the


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         exercise of all such Options, plus, in the case of such Options which relate to Convertible Securities, the minimum aggregate amount of additional consideration, if any, payable upon the issuance or sale of such Convertible Securities and upon the conversion or exchange thereof, by (B) the total maximum number of shares of Common Stock deemed to have been so issued. Except as otherwise provided in Section 7(a)(iii), no adjustment of the Conversion Price shall be made upon the actual issuance of such Common Stock or of such Convertible Securities upon exercise of such Options or upon the actual issuance of such Common Stock upon conversion or exchange of such Convertible Securities.

                           (ii) ISSUANCE OF CONVERTIBLE SECURITIES. If the Corporation shall, at any time after the Closing Date, issue or sell any Convertible Securities for consideration per share (determined as provided in this paragraph and in Section 7(a)(vi)) less than the Conversion Price then in effect, whether or not the rights to exchange or convert any such Convertible Securities are immediately exercisable, then the total maximum number of shares of Common Stock issuable upon conversion or exchange of all such Convertible Securities shall be deemed to have been issued as of the date of the issuance or sale of such Convertible Securities, at a price per share equal to the amount determined by dividing (A) the total amount, if any, received or receivable by the Corporation as consideration for the issuance or sale of such Convertible Securities, plus the minimum aggregate amount of additional consideration, if any, payable to the Corporation upon the conversion or exchange thereof, by (B) the total maximum number of shares of Common Stock deemed to have been so issued; PROVIDED, that
         (1) except as otherwise provided in Section 7(a)(iii), no adjustment of the Conversion Price shall be made upon the actual issuance of such Common Stock upon conversion or exchange of such Convertible Securities and (2) if any such issuance or sale of such Convertible Securities is made upon exercise of any Options to purchase any such Convertible Securities, no further adjustment of the Conversion Price shall be made by reason of such issuance or sale.

                           (iii) CHANGE IN OPTION PRICE OR CONVERSION RATE. If there shall occur a change in (A) the maximum number of shares of Common Stock issuable in connection with any Option referred to in
         Section 7(a)(i) or any Convertible Securities referred to in Section 7(a)(i) or (ii), (B) the purchase price provided for in any Option referred to in Section 7(a)(i), (C) the additional consideration, if any, payable upon the conversion or exchange of any Convertible Securities referred to in Section 7(a)(i) or (ii) or (D) the rate at which Convertible Securities referred to in Section 7(a)(i) or (ii) are convertible into or exchangeable for Common Stock (in each case, other than in connection with an event described in Section 7(b)), then the Conversion Price in effect at the time of such event shall be readjusted to the Conversion Price that would have been in effect at such time had such Options or Convertible Securities that are still outstanding provided for such changed maximum number of shares, purchase price, additional consideration or conversion rate, as the case may be, at the time initially granted, issued or sold; and on the termination of any such Option or any such right to convert or exchange such Convertible Securities, the Conversion Price then in effect hereunder shall be increased to the Conversion Price that would have been in effect at the time of such termination had such Option or Convertible Securities, to the extent outstanding immediately prior to such termination (i.e., to the extent that fewer than the number of shares of Common Stock deemed to have been issued in connection with such Option or Convertible


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         Securities were actually issued), never been issued or been issued at such higher price, as the case may be.

                           (iv) STOCK DIVIDENDS. If the Corporation, at any time or from time to time after the Closing Date, shall declare or make a dividend or make any other distribution upon any stock of the Corporation payable in Common Stock, Options or Convertible Securities, any Common Stock, Options or Convertible Securities, as the case may be, issuable in payment of such dividend or distribution shall be deemed to have been issued or sold without consideration, and the Conversion Price will be adjusted pursuant to this Section 7(a); PROVIDED, that no adjustment shall be made to the Conversion Price as a result of such dividend or distribution if the holders of the shares of Series B Preferred Stock receive such dividend or distribution; and, PROVIDED, FURTHER, that if any adjustment is made to the Conversion Price as a result of the declaration of a dividend and such dividend is not effected, the Conversion Price shall be appropriately readjusted to the Conversion Price in effect had such dividend not been declared.

                           (v) OTHER DIVIDENDS AND DISTRIBUTIONS. If the Corporation, at any time or from time to time after the Closing Date, shall declare or make a dividend or other distribution payable in securities or other property of the Corporation other than shares of Common Stock, then and in each such event provision shall be made so that the holders of the outstanding shares of Series B Preferred Stock shall receive upon conversion thereof, in addition to the number of shares of Common Stock receivable thereupon, the amount of such other securities of the Corporation or the value of such other property that they would have received had the Series B Preferred Stock been converted into Common Stock on the date of such event; and, PROVIDED, FURTHER, however, that no such adjustment shall be made if the holders of Series B Preferred Stock simultaneously receive a dividend or other distribution of such securities or other property in an amount equal to the amount of such securities or other property as they would have received if all outstanding shares of Series B Preferred Stock had been converted into Common Stock on the date of such event.

                           (vi) CONSIDERATION FOR STOCK. If the Corporation, at any time or from time to time after the Closing Date, shall issue or sell, or is deemed to issue or sell, any shares of Common Stock for cash, the consideration received therefor shall be deemed to be the amount received or to be received by the Corporation therefor (determined with respect to deemed issuances and sales in connection with Options and Convertible Securities in accordance with clause (A) of Section 7(a)(i) or Section 7(a)(ii), as appropriate) as determined in good faith by the Board of Directors of the Corporation. In case any shares of Common Stock shall be issued or sold, or deemed issued or sold, for a consideration other than cash, the amount of the consideration other than cash received by the Corporation shall be deemed to be the fair value of such consideration received or to be received by the Corporation (determined with respect to deemed issuances and sales in connection with Options and Convertible Securities in accordance with clause (A) of Section 7(a)(i) or Section 7(a)(ii), as appropriate) as determined in good faith by the Board of Directors of the Corporation. In case any Options shall be issued in connection with the issuance and sale of other securities of the Corporation, together comprising one integral transaction in which no specific consideration is allocated to such Options by the


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

         parties thereto, such Options shall be deemed to have been issued for such consideration as determined in good faith by the Board of Directors of the Corporation.

                           (vii) RECORD DATE. In case the Corporation shall take a record of the holders of its Common Stock for the purpose of entitling them (A) to receive a dividend or other distribution payable in Common Stock, Options or Convertible Securities or (B) to subscribe for or purchase Common Stock, Options or Convertible Securities, then such record date shall be deemed to be the date of the issuance or sale of the shares of Common Stock deemed to have been issued or sold upon the declaration of such dividend or the making of such other distribution or the date of the granting of such right of subscription or purchase, as the case may be.

                           (viii) TREASURY SHARES. The number of shares of Common Stock outstanding at any given time shall not include shares owned or held by or for the account of the Corporation; PROVIDED, that the disposition of any such shares shall be considered an issuance or sale of Common Stock for the purpose of this Section 7.

                           (ix) COMMON STOCK DEEMED OUTSTANDING. For purposes of this Section 7, the term "Common Stock Deemed Outstanding" shall mean, at any time, the sum of the number of shares of Common Stock outstanding as of the date of measurement (including for this purpose all shares of Common Stock issuable upon the exercise or conversion of any Options or Convertible Securities outstanding as of such date).

                  (b) CERTAIN ISSUES OF COMMON STOCK EXCEPTED. Anything herein to the contrary notwithstanding, the Corporation shall not be required to make any adjustment of the Conversion Price in the case of the issuance from and after the Closing Date of, or the change in Option price or conversion rate relating to, or consideration received for, (i) shares of Common Stock upon conversion of shares of Series B Preferred Stock, (ii) shares of Common Stock or options therefor issued or reserved for issuance pursuant to the Corporation's
(1) 1997 Stock Option Plan, as amended, (2) 1999 Stock Option Plan, (3) 2000 Stock Option and Incentive Plan, (4) 2000 Employee Stock Option and Incentive Plan or (5) Employee Stock Purchase Plan or (iii) shares of Common Stock or options or warrants therefore issued by the Corporation in connection with acquisitions of other businesses or entities by the Corporation, or (iv) two hundred and fifty thousand (250,000) shares of Common Stock (including shares of Common Stock issuable upon the exercise of options or warrants) issued by the Corporation in connection with strategic financings, to strategic suppliers or customers, in connection with joint ventures by the Corporation (collectively, "EXCLUDED SHARES").

                  (c) SUBDIVISION OR COMBINATION OF COMMON STOCK. In case the Corporation shall at any time after the Closing Date subdivide its outstanding shares of Common Stock into a greater number of shares (by any stock split, stock dividend or otherwise), the Conversion Price in effect immediately prior to such subdivision shall be proportionately reduced, and, conversely, in case the Corporation shall at any time after the Closing Date combine its outstanding shares of Common Stock into a smaller number of shares (by any reverse stock split or otherwise), the Conversion Price in effect immediately prior to such combination shall be proportionately increased. In the case of any such subdivision, no further adjustment shall be made pursuant to Section 7(a)(iv) by reason thereof.


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

                  (d) REORGANIZATION OR RECLASSIFICATION. If any capital reorganization or reclassification of the capital stock of the Corporation shall be effected in such a way that holders of Common Stock shall be entitled to receive stock, securities or assets with respect to or in exchange for Common Stock, then, as a condition of such reorganization or reclassification, lawful and adequate provisions shall be made whereby each holder of a share or shares of Series B Preferred Stock shall thereupon have the right to receive, upon the basis and upon the terms and conditions specified herein and in lieu of the shares of Common Stock immediately theretofore receivable upon the conversion of such share or shares of Series B Preferred Stock, as the case may be, such shares of stock, securities or assets as may be issued or payable with respect to or in exchange for a number of outstanding shares of such Common Stock equal to the number of shares of such Common Stock immediately theretofore receivable upon such conversion had such reorganization or reclassification not taken place.

         8. COVENANTS. While any shares of Series B Preferred Stock remain outstanding, the Corporation shall not, without first having obtained the affirmative vote or written consent of the holders of a Majority Interest:

                  (a) create (whether by reclassification or otherwise), authorize or issue any new class or series of preferred stock or common stock ranking senior to or on parity with the Series B Preferred Stock as to liquidation, sale or merger preferences, redemption, conversion or dividend rights;

                  (b) amend or waive any provision of the Certificate of Incorporation or by-laws, each as amended to date, in a manner which adversely affects any of the rights, preferences or privileges of the Series B Preferred Stock;

                  (c) increase or decrease the authorized amount of Common Stock, Series B Preferred Stock or any other series of Preferred Stock of the Corporation under the Certificate of Incorporation; or

                  (d) take any other action which adversely affects any of the rights, preferences or privileges of the Series B Preferred Stock.

         9. ADJUSTMENTS; WAIVERS.

                  (a) CERTIFICATE OF ADJUSTMENT. In each case of an adjustment or readjustment of the Conversion Price pursuant to Section 7, the Corporation, at its expense, shall promptly compute such adjustment or readjustment in accordance with the provisions hereof and prepare and furnish to each holder of Series B Preferred Stock a certificate showing such adjustment or readjustment, and shall mail such certificate, by first class mail, postage prepaid, to each registered holder of Series B Preferred Stock at the holder's address as shown in the Corporation's books. The certificate shall set forth such adjustment or readjustment, showing in detail the facts upon which such adjustment or readjustment is based, including a statement of (i) the consideration received or deemed to be received by the Corporation for Common Stock issued or sold or deemed to have been issued or sold under Section 7, (ii) the Conversion Price at the time in effect, (iii) the number of shares of Common Stock issued or sold or deemed to have


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

been issued or sold under Section 7 and (iv) the type and amount, if any, of other property which at the time would be received upon conversion of the Series B Preferred Stock.

                  (b) NOTICES OF RECORD DATE. Upon (i) any taking by the Corporation of a record of the holders of any class of securities for the purpose of determining the holders thereof who are entitled to receive any dividend or other distribution, or (ii) any Change of Control Transaction (as defined in Section 4) or other capital reorganization of the Corporation, any reclassification or recapitalization of the capital stock of the Corporation, any merger or consolidation of the Corporation with or into any other corporation, or any Liquidation Event (as defined in Section 4), or any voluntary or involuntary dissolution, liquidation or winding up of the Corporation, the Corporation shall mail to each holder of Series B Preferred Stock at least twenty (20) days prior to the record date specified therein (or such shorter period approved by the Majority Interest) a notice specifying (A) the date on which any such record is to be taken for the purpose of such dividend or distribution and a description of such dividend or distribution, (B) the date on which any such Change of Control Transaction, reorganization, reclassification, transfer, consolidation, merger, Liquidation Event, dissolution, liquidation or winding up is expected to become effective, and (C) the date, if any, that is to be fixed as to when the holders of record of Common Stock (or other securities) shall be entitled to exchange their shares of Common Stock (or other securities) for securities or other property deliverable upon such Change of Control Transaction, reorganization, reclassification, transfer, consolidation, merger, Liquidation Event, dissolution, liquidation or winding up. If the Majority Interest (as defined in Section 3) has received notice of a Change of Control Transaction pursuant to this Section 9(b), but has not notified the Corporation of its election to treat such Change of Control Transaction as a Liquidation Event within the specified time period, all holders of Series B Preferred Stock will automatically be deemed to have elected to treat such Change of Control Transaction as a Liquidation Event.

                  (c) FRACTIONAL SHARES. No fractional shares of Common Stock shall be issued upon conversion of Series B Preferred Stock. All shares of Common Stock (including fractions thereof) issuable upon conversion of more than one share of Series B Preferred Stock by a holder thereof shall be aggregated for purposes of determining whether the conversion would result in the issuance of any fractional share. If, after the aforementioned aggregation, the conversion would result in the issuance of a fractional share, the Corporation shall, in lieu of issuing any fractional share, pay cash equal to the product of such fraction multiplied by the Common Stock's fair market value (as determined by the most recent closing price of the Common Stock on the Nasdaq National Market on the date of such conversion) on the date of conversion.

                  (d) WAIVER. The holder or holders of a Majority Interest may, at any time upon written notice to the Corporation, waive compliance by the Corporation with any term or provision herein, provided that any such waiver does not affect any holder of outstanding shares of Series B Preferred Stock in a manner materially different than any other holder, and any such waiver shall be binding upon all holders of Series B Preferred Stock and their respective transferees.


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

         I, Nanda Krish, President and Chief Executive Officer of the Corporation, do make this Certificate, hereby declaring and certifying that this is my act and deed on behalf of the Corporation this 17th day of May, 2002.

                                By: /s/ Nanda Krish
                                    ----------------------------------------
                                Name:  Nanda Krish
                                Title: President and Chief Executive Officer


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